SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 6, 2013

Dear Shareholder:

On behalf of the Board and management, we wish to extend an invitation to you to attend our 2013 annual meeting of shareholders to be held on Thursday, June 13, 2013 at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana. The meeting will begin promptly at 9:00 a.m. C.D.T.

In addition to the matters described in the Notice of Annual Meeting of Common Shareholders and Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board and management look forward to your attendance. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented. Please be sure you are represented at the meeting by signing, dating and mailing your proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Clifton E. Sifford

President, Chief Executive Officer and

Chief Merchandising Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JUNE 13, 2013

The annual meeting of common shareholders of Shoe Carnival, Inc. (the “Company”) will be held at the Company's corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana, on Thursday, June 13, 2013, at 9:00 a.m., C.D.T., for the following purposes:

(1)    To elect two directors to serve until the 2016 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

(2)    To approve, in an advisory (non-binding) vote, the compensation paid to the Company's named executive officers;

(3)    To approve an amendment to our Articles of Incorporation to implement majority voting for the election of directors in non-contested elections;

(4)    To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2013; and

(5)    To transact such other business as may properly come before the meeting.

All common shareholders of record at the close of business on April 12, 2013 will be eligible to vote.

It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Common Shareholders to be Held on June 13, 2013

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the annual meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.

The notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://proxy.shoecarnival.com/Investors/ProxyInformation.aspx.

David A. Kapp, Secretary

TABLE OF CONTENTS

Proxy Q & A	1
Proposal No. 1 Election of Directors	4
Nominee and Director Information	4
Information Regarding the Board of Directors and Committees	6
Board Meetings	7
Board Leadership Structure	7
Board Committees	7
Board and Committee Role in Risk Oversight	9
Code of Business Conduct and Ethics	9
Section 16(a) Beneficial Ownership Reporting Compliance	9
Proposal No. 2 Advisory Vote on the Compensation Paid to Our Executives	9
Executive and Director Compensation	10
Compensation Discussion and Analysis	10
Compensation Committee Report	23
Compensation-Related Risk Assessment	23
Summary Compensation Table	24
Grants of Plan-Based Awards	26
Outstanding Equity Awards at Fiscal Year-End	27
Option Exercises and Stock Vested in Fiscal 2012	28
Equity Compensation Plan Information	28
Nonqualified Deferred Compensation	29
Termination and Change in Control Arrangements	30
Compensation of Non-Employee Directors	35
Proposal No. 3 Approve an Amendment to our Articles of Incorporation to Implement Majority Voting for the Election of Directors in Non-Contested Elections	36
Proposal No. 4 Ratification of Our Independent Registered Public Accounting Firm	37
Audit Committee Matters	37
Principal Accountant Fees and Services	37
Audit Committee Pre-Approval Policy	38
Report of the Audit Committee	38
Transactions with Related Persons	39
Conflicts of Interest and Related Person Transaction Policies	39
Current Transactions	39
Principal Shareholders	40
Shareholder Proposals for 2014 Annual Meeting	41
Shareholder Communications	41
Incorporation by Reference	41
Annual Reports	42
Proxy Card

SHOE CARNIVAL, INC.
7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT
Annual Meeting of Common Shareholders

June 13, 2013

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company,” “we”, “us” or “our”) for proxies to be voted at our annual meeting of common shareholders. We are holding this annual meeting at 9:00 a.m., C.D.T., on Thursday, June 13, 2013, at our corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana. The approximate date on which these proxy materials are first being sent to shareholders is on or about May 6, 2013.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in addition to mailing a full set of the proxy materials to our shareholders, we are also providing access to our proxy materials on a publicly accessible website. Our notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://proxy.shoecarnival.com/Investors/ProxyInformation.aspx.

What proposals will be voted on at the annual meeting?

There are four proposals scheduled to be voted on at the annual meeting:

•	To elect two directors to serve until the 2016 annual meeting of shareholders and until their successors are elected and have qualified;

•	To approve, in an advisory (non-binding) vote, the compensation paid to our Executives (as defined below under “Executive and Director Compensation – Compensation Discussion and Analysis”), as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement;

•	To approve an amendment to our Articles of Incorporation to implement majority voting for the election of directors in non-contested elections; and

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013.

In addition, any other business that may properly come before the annual meeting will be considered and voted on. The Board currently knows of no additional business that is to be brought before the meeting. However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:

•	FOR the election of Mr. Sifford and Mr. Aschleman as directors (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2);

•	FOR the approval of the amendment to our Articles of Incorporation to implement majority voting for the election of directors in non-contested elections (Proposal 3); and

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 4).

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 12, 2013, the record date for the meeting. As of April 12, 2013, there were 20,466,660 shares of our common stock outstanding and entitled to vote at the meeting.  On all matters, including the election of the directors, each common shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for determining a quorum.

It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.” The election of directors, the proposal relating to executive compensation and the proposal to amend our Articles of Incorporation to implement majority voting fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposal 1, 2 or 3, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, the directors receiving a plurality of the votes cast “FOR” will be elected. Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposals 2, 3 and 4 will be approved if more shares are voted “FOR” each proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of these proposals.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder. If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you. Shares held directly in your name as the shareholder of record may also be voted in person at the annual meeting. If you choose to vote in person at the meeting, please bring proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank. If your shares of our common stock are held in “street name” through a brokerage account or by a bank or other nominee, you will receive instructions from your nominee, which you must follow in order to have your shares voted. If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your nominee giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

What if I return my proxy card but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified on your proxy card. If you sign and return your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of the nominees listed under Proposal 1 and “FOR” Proposals 2, 3 and 4. If any other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

May I revoke my proxy?

If you have executed and submitted your proxy, you may still revoke it at any time as long as it has not been exercised. Your proxy may be revoked by giving written notice of revocation to us, executing a subsequently dated proxy that is delivered to us, or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company, N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the voting results in a Form 8-K to be filed with the SEC within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us. Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominee and Director Information

Our Board is divided into three classes, and generally, each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after his election and thereafter until his successor is elected and qualified. On October 17, 2012, our Board appointed Clifton E. Sifford as President, Chief Executive Officer and Chief Merchandising Officer effective October 27, 2012. Upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), also on October 17, 2012, the Board appointed Mr. Sifford to serve as a director, effective October 27, 2012, with a term to expire at our 2013 annual meeting and until his successor is elected and qualified. Mr. Sifford succeeds our former President and Chief Executive Officer, Mark L. Lemond, who retired effective October 27, 2012.

At our 2013 annual meeting, our shareholders will be asked to elect two directors. Clifton E. Sifford and James A. Aschleman have been nominated by the Board, upon the recommendation of the Nominating Committee, for election as directors for a term to expire at the 2016 annual meeting of shareholders and until their successors are elected and qualified. Mr. Sifford is standing for re-election for the first time since being appointed as a director. Mr. Aschleman is standing for re-election for the first time since rejoining our Board on March 19, 2012, having previously served as a director from 2001 until 2006.

The Nominating Committee is responsible for recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board. Each nominee for election as a director is selected based on his experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties. It is the Nominating Committee's general view to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his service on the Board.

Set forth below are the current nominees for director as well as our continuing directors and information regarding each person's service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to recommend the director nominee and to determine that the continuing directors should serve as members of our Board. Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEES FOR DIRECTOR
Clifton E. Sifford, President, Chief Executive Officer and Chief Merchandising Officer

Mr. Sifford has served as our President, Chief Executive Officer and Chief Merchandising Officer since October 2012. From June 2001 to October 2012, Mr. Sifford served as our Executive Vice President, General Merchandise Manager and from April 1997 until May 2001, he served as our Senior Vice President, General Merchandise Manager.

Mr. Sifford, as our President, Chief Executive Officer and Chief Merchandising Officer and a long-standing member of our senior management team, brings to the Board an in-depth knowledge of our company and the retail industry. Mr. Sifford’s areas of relevant experience include detailed knowledge and experience in executive leadership and retail merchandising encompassing merchandise procurement, building brand awareness, proprietary brand development and consumer behavior.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2016
Director since: October 2012
Age: 59

James A. Aschleman

Mr. Aschleman retired from the law firm Baker & Daniels LLP (now Faegre Baker Daniels LLP) in December 2011. As a partner in the firm since 1976, Mr. Aschleman advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with SEC rules and regulations. Additionally, Mr. Aschleman previously served on our Board from 2001 until 2006 and has extensive knowledge of our operations.

Mr. Aschleman’s areas of relevant experience include strategic planning, capital markets and corporate finance, corporate governance and legal and regulatory analysis.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2016
Director since: March 2012
Age: 68

DIRECTORS CONTINUING IN OFFICE
J. Wayne Weaver, Chairman of the Board

Mr. Weaver presently serves as the managing member of LC Footwear, LLC, a footwear distributor.

From 1993 until January 2012 when the franchise was sold, Mr. Weaver served as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise. From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as president and chief executive officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear. From November 2000 until April 2008, Mr. Weaver also served as a director on the Board of Stein Mart, Inc., a publicly traded chain of off-price retail stores.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term: Director with term expiring at the annual meeting of shareholders in 2014
Director since: 1988
Age: 78

Gerald W. Schoor

Mr. Schoor presently is a self-employed merchant banker. Prior to January 1997, he was employed as president of Corporate Finance Associates, St. Louis, a financial intermediary, and as executive vice president of National Industrial Services, Inc., an industrial asset management company.

Mr. Schoor's areas of relevant experience include capital markets, banking and corporate finance, insurance and risk management, economic indicators and issues, and government regulation.

Term: Director with term expiring at the annual meeting of shareholders in 2014
Director since: 1993
Age: 78

Kent A. Kleeberger

Mr. Kleeberger has served as Executive Vice President, Chief Operating Officer of Chico's FAS Inc., a publicly traded specialty apparel retailer, since February 2011.

From November 2007 until January 2011, Mr. Kleeberger served as Executive Vice President, Chief Financial Officer and Treasurer of Chico's FAS Inc. From July 2004 until October 2007, Mr. Kleeberger served as senior vice president and chief financial officer for Dollar Tree Stores, Inc., a publicly traded single price-point retailer. From April 1998 until June 2004, he served in various positions with Tween Brands, Inc. (formerly Too, Inc.), a publicly traded apparel retailer, including as executive vice president, chief financial officer, treasurer and secretary.

Mr. Kleeberger's areas of relevant experience include tax, financial reporting, accounting and controls, insurance and risk management, economic indicators and issues, marketing/branding, and government regulation.

Term: Director with term expiring at the annual meeting of shareholders in 2015
Director since: 2003
Age: 61

Joseph W. Wood

Mr. Wood presently is a self-employed footwear industry consultant. Since July 2010, he has participated in various consulting engagements in the footwear industry.

From January 2008 until July 2010, Mr. Wood served as Division President – Retail of Brown Shoe Company, Inc., a global wholesale and retail footwear company. Prior to that, from January 2002 until December 2007, Mr. Wood served as President of Famous Footwear, a division of Brown Shoe Company, Inc.

Mr. Wood’s areas of relevant experience include strategic planning, competitive positioning, marketing/branding and an in-depth knowledge of the footwear industry.

Term: Director with term expiring at the annual meeting of shareholders in 2015
Age: 65

The Board recommends a vote FOR the director nominees listed above.

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND COMMITTEES

The primary functions of our Board are:

•	To oversee management performance on behalf of our shareholders;

•	To ensure that the long-term interests of our shareholders are being served; and

•	To monitor adherence to and the effectiveness of our internal standards and policies.

Board Meetings

During fiscal 2012, the Board held eight meetings, with five of these meetings being held via teleconference. During fiscal 2012, each of our current directors attended at least 75% of the total Board meetings held during the period in which he served and the meetings of the respective committees on which he served. Additionally, our directors are expected to attend the annual meeting of shareholders each year. Each of our current directors attended our 2012 annual meeting of shareholders.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should be free to choose its Chairman based upon the Board’s view of what is in the best interests of the Company at a particular point in time, based on the recommendation of the Nominating Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

The Board has determined at this time that the separation of the offices of Chairman of the Board and President/Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of these positions allows the President/Chief Executive Officer to better focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. We believe this structure facilitated a smooth leadership transition during fiscal 2012, when our former President/Chief Executive Officer retired and the Board appointed Mr. Sifford to succeed him.

A majority of our directors are “independent directors” as defined by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Aschleman, Kleeberger, Schoor and Wood. Mr. Schoor has been designated as the Lead Director and presides at all executive sessions of the non-management directors. Following an executive session, the Lead Director discusses any issues or requested actions to be taken with the President/Chief Executive Officer.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Committees

The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees operates pursuant to a written charter, which can be viewed on our website at www.shoecarnival.com under Investors–Corporate Governance.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our books and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm. It is also responsible for the review of our (i) financial reports and other financial information, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures. See “Board and Committee Role in Risk Oversight.” The committee approves all related person transactions, including our relationships with LC Footwear, LLC and PL Footwear, Inc. described under “Transactions with Related Persons – Current Transactions” and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee consists of our four non-employee directors: Messrs. Kleeberger (Chair), Aschleman, Schoor and Wood. The Board and the Audit Committee believe the current member composition satisfies the listing standards of NASDAQ governing audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined in the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Kleeberger qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during fiscal 2012, with four of these meetings being conducted via teleconference.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs. The committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs. For a detailed description of the roles of the Compensation Committee and management in setting compensation, see “Executive and Director Compensation – Compensation Discussion and Analysis.”

The Compensation Committee consists of three non-employee directors: Messrs. Schoor (Chair), Kleeberger and Wood. Each of the members meets the independence requirements of the NASDAQ listing standards and Rule 10C-1(b)(1) promulgated under the Exchange Act. Each member is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). During fiscal 2012, none of the members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee. In addition, none of the members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held five meetings during fiscal 2012, with two of these meetings being conducted via teleconference.

Nominating and Corporate Governance Committee

The Nominating Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, and (iii) oversight of evaluation of the Board. As the nominating body of the Board, the committee also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating Committee is to take into account geographic, occupational, gender, race and age diversity. Broadly defined, diversity means diversity of viewpoints, background, experience and other demographics. The committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. The diversity of directors is one of the factors that the Nominating Committee considers, along with the other selection criteria described above.

The Nominating Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating Committee. Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary. A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2014 Annual Meeting.” The Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from the Nominating Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

The Nominating Committee consists of our four non-employee directors: Messrs. Aschleman (Chair), Kleeberger Schoor and Wood. Each member is “independent,” as such term for nominating committee members is defined in the NASDAQ listing standards. The Nominating Committee met three times during fiscal 2012.

Board and Committee Role in Risk Oversight

While the Board has the ultimate oversight responsibility for the risk management process, various committees assist in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures. The Board also periodically receives information about our risk management activities and the most significant risks we face. This is principally accomplished through Audit Committee reports to the Board and summary briefings provided by management. The Audit Committee members, as well as each other director, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted. For a description of the Compensation Committee’s role in overseeing compensation related risks, see “Executive and Director Compensation – Compensation-Related Risk Assessment” in this proxy statement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The Ethics Code is posted on our website at www.shoecarnival.com under Investors–Corporate Governance. We intend to disclose any amendments to the Ethics Code by posting such amendments on our website. In addition, any waivers of the Ethics Code for our directors or executive officers will be disclosed in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from certain reporting persons, we believe that during fiscal 2012 all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely satisfied, except that one Form 4 filed by Mr. Schoor reporting his December 12, 2012 exercise of 1,500 stock options was not filed until April 12, 2013 due to an administrative error.

Proposal No. 2

Advisory Vote on the Compensation Paid to our Executives

As we did last year, we are asking you to approve the compensation paid to our Executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Executives.  In accordance with the advisory vote conducted at our 2011 annual meeting of shareholders on the frequency of future say-on-pay votes, we are currently conducting say-on-pay votes on an annual basis.  The next advisory vote on the frequency of say-on-pay votes will be conducted no later than our 2017 annual meeting of shareholders.

Our compensation philosophy seeks to closely align the interests of Executives with the interests of our shareholders. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return. Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase our market share through new store growth.

The Compensation Committee and our Board believe that our fiscal 2012 Executive compensation aligned with our philosophy and corporate performance and was effective in fulfilling the Compensation Committee’s compensation objectives. An Executive Summary is provided at the beginning of the Compensation Discussion and Analysis section followed by a more detailed discussion of our Executive compensation programs, how they reflect our philosophy and are linked to Company performance and the impact of our 2012 say-on-pay vote on Executive compensation decisions. We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion contained in this proxy statement.

We are asking our shareholders to indicate their support for the compensation paid to our Executives as described in this proxy statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

As an advisory vote, this proposal will not be binding upon us or our Board or Compensation Committee. However, our Board and Compensation Committee value the opinion of our shareholders, and to the extent that there is any significant vote against the Executives’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The “Compensation Discussion and Analysis” section of this proxy statement is intended to help our shareholders understand our overall executive compensation programs, objectives, framework and elements and to discuss and analyze the basis for, and the decisions of our Compensation Committee (the “Committee”) and our Board of Directors with respect to, the compensation paid to our named executive officers shown in the Summary Compensation Table and in the other tables and narrative discussion that follow. Our named executive officers (the “Executives”) for fiscal 2012 were:

Officer Name and Position
Clifton E. Sifford, President, Chief Executive Officer and Chief Merchandising Officer
W. Kerry Jackson, Senior Executive Vice President - Chief Operating and Financial Officer and Treasurer
Timothy T. Baker, Executive Vice President – Store Operations
Carl N. Scibetta, Executive Vice President – General Merchandise Manager
Kathy A. Yearwood, Senior Vice President – Controller and Chief Accounting Officer
Mark L. Lemond, former President and Chief Executive Officer (retired October 2012)

In October 2012, Mark L. Lemond retired from his positions as President and Chief Executive Officer and as a Director. In connection with his retirement, we made the following promotions and hiring to reallocate key responsibilities:

•	Appointment of new President and Chief Executive Officer – during October 2012, the Board appointed Mr. Sifford, who was then serving as Executive Vice President – General Merchandise Manager, to serve as our President and Chief Executive Officer following Mr. Lemond’s retirement. Mr. Sifford was also appointed Chief Merchandising Officer and was appointed to serve as a director on our Board.

•	Addition of Chief Operating Officer role – coinciding with Mr. Sifford’s appointment, our Board promoted Mr. Jackson, who was then serving as Executive Vice President – Chief Financial Officer, to Senior Executive Vice President – Chief Operating and Financial Officer. Mr. Jackson’s responsibilities were expanded as they relate to oversight of daily operations and strategic planning.

•	Appointment of new General Merchandise Manager – during December 2012, Mr. Scibetta was hired as our Executive Vice President – General Merchandise Manager to take over the responsibilities as General Merchandise Manager from Mr. Sifford. Mr. Scibetta brings over 32 years of footwear industry experience to his position.

The compensation decisions associated with the above senior leadership transition are detailed in this Compensation Discussion and Analysis.

Executive Summary

We seek to closely align the interests of our Executives with the interests of our shareholders. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return. Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase our market share through new store growth.

Total compensation for our Executives is comprised of a mix of base salary, annual cash incentives and long-term equity based compensation in the form of service-based and performance-based restricted stock awards. We believe our management team continues to be driven to a higher level of performance by the pay-for-performance compensation philosophy of our compensation programs.

The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating our performance for the purposes of making compensation decisions.

Key Financial Metrics	Fiscal 2012	Fiscal 2011	Fiscal 2010
Net Sales	$854,998	$762,534	$739,189
Comparable Store Sales Increase	4.5%	0.7%	8.2%
Gross Profit Percentage	30.1%	29.5%	30.0%
Operating Income	$48,494	$42,137	$42,385
Net Income	$29,338	$26,382	$26,821
Earnings per share, diluted	$1.43	$1.31	$1.37

•	Net sales increased 12.1% over fiscal 2011 to $855.0 million. Similar to other retailers, we follow the retail 4-5-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2012 for a total of 53 weeks for the fiscal year. Our sales for this extra week in fiscal 2012 approximated $10.7 million. Comparable store sales, which are reported on a 52-week comparable sales basis, increased 4.5%.

•	We achieved record earnings per diluted share of $1.43 in fiscal 2012, representing a 9.2% increase over earnings per diluted share of $1.31 achieved in fiscal 2011 and improving upon the prior record earnings per diluted share achieved in fiscal 2010 by 4.4%.

•	We opened 31 new stores, including stores in the Dallas/Fort Worth Metroplex and Puerto Rico, which were new major markets for us.

•	We completed a three-for-two stock split of the shares of our common stock, which was effected in the form of a stock dividend during April 2012.

•	We paid our first-ever quarterly cash dividend to our shareholders during the second quarter of fiscal 2012. The initial dividend was followed by two additional quarterly cash dividends during fiscal 2012, each in the amount of $0.05 per share. Additionally, a special cash dividend of $1.00 per share was paid to our shareholders during December 2012. In total during fiscal 2012, we returned $23.5 million to our shareholders through our quarterly and special cash dividends.

•	During fiscal 2012, we returned additional capital to our shareholders through the repurchase of approximately 220,000 shares of our common stock at an average price of $21.29 for an aggregate cost of $4.7 million.

In fiscal 2012, we continued to execute on two strategic initiatives, which included capitalizing on the fashion driving consumer footwear demand and aggressively opening stores in new and existing markets. We believe our ability to shift our merchandise emphasis is a reflection of the strength of our broadly assorted family footwear retail model. Our fiscal 2012 financial results, along with our financial results from fiscal 2011 and fiscal 2010, are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2012.

We believe our fiscal 2012 Executive compensation aligned well with the objectives of our compensation philosophy and with our performance. The following chart provides a historical perspective on our performance-based annual cash incentive component.

Based on achieving a defined amount of pre-bonus operating income in fiscal 2012, Messrs. Sifford, Jackson and Baker and Ms. Yearwood could earn a bonus payment pursuant to our 2006 Executive Incentive Compensation Plan, as amended (the “Executive Incentive Compensation Plan”). In fiscal 2012, our Operating Income was $50.4 million, or less than 1% below target, which resulted in each of these executives earning a bonus.

We utilize both performance-based and service-based restricted stock awards as our primary forms of equity-based incentive compensation. Since fiscal 2005, the performance-based incentive awards granted to our Executives vest with the attainment of specified annual earnings per diluted share. In fiscal 2012, we achieved $1.43 in earnings per diluted share, the highest in the Company’s history. As a result of this achievement, a portion of the outstanding performance-based awards previously issued to Messrs. Sifford, Jackson and Baker and Ms. Yearwood vested and were subsequently released on March 31, 2013.

We encourage you to read the complete Compensation Discussion and Analysis for the detailed discussion and analysis of our Executive compensation program.

Compensation Philosophy and Objectives of the Overall Compensation Program

While fiscal 2012 was a period of transition for us, our compensation philosophy and objectives of the overall compensation program remained a constant. Our compensation philosophy is to design programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to maintain a performance and achievement-oriented environment, to be cost-competitive, to treat all employees fairly and to maximize the tax deductibility of employee compensation. All programs have the following characteristics:

•	Compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

•	A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity based compensation in the form of service-based and performance-based restricted stock awards and stock option grants are utilized to provide incentive to Executives to create shareholder value through the attainment of both short and long-term goals.

•	Compensation also takes into consideration the value of the job in the marketplace. To retain a highly skilled work force, we strive to remain competitive with the pay of employers who compete with us for talent.

The Committee, along with management, recognizes that the challenges faced by an entrepreneurial and growth-orientated retail organization require that compensation programs remain flexible to meet the prevailing market conditions for key management roles. Determination of appropriate compensation for our Executives is based on the Committee's in-depth knowledge of our operations and the competitive environment in which we operate, along with the accumulated business expertise of the members of the Committee. This process is subjective because we do not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success.

What the Compensation Program is Designed to Reward

The Committee emphasizes the relationship of compensation to performance. In evaluating the Company's performance and the contribution of the Executives, the Committee generally considers increases in store growth, sales, operating income, net earnings and earnings per share as compared to both the financial plan for the year and prior year performance. The Committee also evaluates free cash flow generated by the Company, management's success in managing merchandise inventories and the impact of prevailing economic conditions. In the current retail climate, management's emphasis on financial stability and liquidity while working to increase our market share through new store growth is important.

Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates To Our Compensation Philosophy and Objectives

The basic components of our Executive compensation program consist of base salary, annual cash incentives, long-term equity based incentives and other benefits, which include retirement plans, health and welfare benefits, limited perquisites and other fringe benefits.

Base Salary

The base salary component provides for fixed compensation and rewards the core competencies of each Executive relative to skill set, experience, tenure and individual performance. Base salary serves as the base amount from which other compensation elements are determined, such as target annual cash incentives. In general, executive officers with higher levels of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at risk.

Annual Cash Incentives

We utilize a performance-based cash incentive program, which is designed to reward the Executives for meeting annual financial goals that will lead to our long-term success. Under our Executive Incentive Compensation Plan, performance targets may be based on one or more of the following business criteria: annual return to shareholders, net sales, net income, net income before nonrecurring items, operating income, return on equity, return on assets, EPS, EBITDA, EBITDA before nonrecurring items, comparable store sales, average sales per square foot or average sales per square foot for new stores. Each of the foregoing business criteria may also be calculated before bonus expense.

The Committee annually selects the business criteria that performance targets will be based on, determines the minimum threshold, target and maximum performance target levels and sets the percentage of salary each Executive can earn for achievement of the performance target levels. The Committee utilizes financial projections prepared by management in setting the performance targets. These projections incorporate various assumptions related to attainable comparative store sales increases, merchandise gross margin, new store openings and selling, general and administrative expense levels. These projections attempt to incorporate the known risk factors inherent with the current economic retail climate and present both the challenges and opportunities facing the Company. The parameters under which the program will be administered are established by the Committee, typically within the first 60 days of each fiscal year.

We may also award discretionary cash bonuses to Executives for their work on special projects, for significant accomplishments, for promotions, as new hire sign-on bonuses, when the Committee seeks to align compensation levels more closely to market conditions or when the Committee otherwise determines.

Long-Term Equity Based Incentives

We consider equity compensation, in the form of restricted stock or stock options, to be an important element in the overall compensation of our Executives and other key employees. Equity based incentive awards that typically vest over time, or upon the attainment of long-term goals, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance. This philosophy serves to more closely align the interests of our Executives with the interests of our shareholders.

We currently utilize both performance-based and service-based restricted stock awards as our primary forms of equity based incentive compensation. The vesting of performance-based awards is tied to the attainment of defined earnings per diluted share and rewards each Executive for the creation of shareholder value. Up to 100% of the number of shares of restricted stock may be forfeited if the performance goals are not achieved within a six-year window of time. Restricted stock awards with only service-based vesting are utilized on a limited basis as appropriate when retention or recruitment is our primary and immediate objective. These awards are issued pursuant to the terms and conditions of the 2000 Stock Option and Incentive Plan (the “2000 Stock Plan”).

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees. We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention.

The additional levels of benefits available to the Executives include an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. The life insurance and long-term disability programs provide the Executives with life and disability benefits greater than the benefits available under our standard broad-based life insurance and long-term disability programs. The additional medical benefits serve to supplement our standard health benefits program and provide additional reimbursement of out-of-pocket expenses including co-payments and deductibles. The nonqualified deferred compensation plan is offered to our Executives who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning. Further details on the nonqualified deferred compensation plan can be found under “Nonqualified Deferred Compensation – Non-Equity Based Compensation – Narrative Discussion.” In addition, we currently offer limited perquisites to each Executive. Details of our perquisites are contained in footnote 5 to the Summary Compensation Table.

Impact of Say-on-Pay Vote on Executive Compensation Decisions

In June 2012, we held our second shareholder say-on-pay vote. Our shareholders approved the proposal, with approximately 84% of shareholder votes cast in favor of the 2012 say-on-pay vote.

At its meeting in March 2013, the Committee reviewed our compensation programs and the results of the 2012 say-on-pay vote. The Committee also considered the discussion that members of our management had with several of our larger shareholders regarding our compensation programs, during which such shareholders did not identify any issues with our compensation programs. The Committee determined that our compensation programs are fundamentally sound, support the needs of our business, are aligned with the trends in the market, and are supported by our shareholders. As a result, the Committee decided to retain our 2012 executive compensation philosophy, objectives, components, component mix, and performance metrics for 2013 compensation purposes. The performance targets for our annual cash incentive component were updated to conform to our fiscal 2013 financial projections. For fiscal 2013, base salaries, annual cash incentives and long-term equity based incentives were reviewed and adjusted to ensure appropriate competitive positioning.

In addition, when determining how often to hold future say-on-pay votes, the Board took into account the preference for an annual vote expressed by our shareholders at our 2011 annual meeting. Accordingly, the Board determined that we will hold say-on-pay votes on an annual basis until the next say-on-pay frequency vote, which will be held no later than our 2017 annual meeting.

Fiscal 2012 Compensation Matters

Fiscal 2012 was a period of senior leadership transition for us. Mr. Lemond retired at the end of October 2012 after serving as our President and Chief Executive Officer for the last 16 years. Mr. Sifford was appointed as President, Chief Executive Officer and Chief Merchandising Officer and Mr. Jackson was promoted to Senior Executive Vice President – Chief Operating and Financial Officer. Both executives, along with Mr. Baker, assumed additional responsibilities as a result of this transition. Additionally, during December 2012, Mr. Scibetta joined Shoe Carnival to assume the responsibilities of General Merchandise Manager from Mr. Sifford after his appointment to President and Chief Executive Officer.

The discussion below regarding fiscal 2012 compensation matters addresses both the annual compensation decisions made in March 2012, prior to Mr. Lemond’s retirement, as well as additional compensation decisions which were made in conjunction with the senior leadership transition. The Committee believes that, in light of the promotions associated with the senior leadership transition and the additional responsibilities assumed by Messrs. Sifford, Jackson and Baker, modifications to their March 2012 compensation arrangements were warranted. The Committee also believes that the compensation arrangement provided to Mr. Scibetta is reflective of the talent and experience he brings us, is competitive, represents an appropriate mix of cash compensation and equity incentives and includes reasonable relocation related compensation.

Base Salary

The Committee reviews and approves salaries for the Chief Executive Officer and other Executives on an annual basis or at other times as necessary to accommodate the hiring of new employees, a change in responsibilities, promotions, or other considerations. The Chief Executive Officer provides recommendations to the Committee for the other Executives. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, position, changes in responsibilities, individual performance, the Company's overall performance and industry data for comparable positions. No predetermined weight is given to any of the above factors.

The fiscal 2012 base salary for each Executive was increased as follows:

	Compensation Decisions – Base Salary
	March 2012			2012 Senior Leadership Transition
Name	Fiscal 2011	Fiscal 2012	Percentage Increase	Fiscal 2012	Percentage Increase
Clifton E. Sifford	$460,000	$480,000	4.3%	$550,000	14.6%
W. Kerry Jackson	$445,000	$465,000	4.5%	$520,000	11.8%
Timothy T. Baker	$435,000	$455,000	4.6%	$500,000	9.9%
Carl N. Scibetta	N/A	N/A		$350,000
Kathy A. Yearwood	$192,500	$205,000	6.5%	N/A
Mark L. Lemond	$775,000	$810,000	4.5%	N/A

Prior to the salary increases resulting from the senior leadership transition, salary increases for our Executives averaged approximately 4.6% annually for the past three years. These salary increases were made to keep each of their salaries competitive.

In light of the promotions associated with the senior leadership transition and the additional responsibilities assumed by Messrs. Sifford, Jackson and Baker, the Committee approved new base salaries effective October 27, 2012 as reflected in the above table. Mr. Scibetta’s compensation reflects the annual base salary the Committee determined was necessary to fill this senior level position.

Annual Cash Incentives

A portion of the annual cash compensation our Executives could earn for fiscal 2012 consisted of a performance-based bonus payment pursuant to the Executive Incentive Compensation Plan. The Committee could also award discretionary cash bonuses to the Executives for their work on special projects, for significant accomplishments, for promotions, as a new hire sign-on bonus or as the Committee otherwise determined.

For fiscal 2012, the Committee at their March 2012 meeting selected our operating income before officer bonus expense (“Operating Income”) as the business criteria for all officers included in the plan. The Committee established the minimum threshold, target and maximum performance target levels as well as the applicable percentage of annual salary that officers could earn for attainment of each performance target level. The targets attempted to incorporate the known risk factors inherent with the current retail economic climate and present challenges and opportunities facing the Company. The following table reflects the percentage of salary each Executive, other than Mr. Scibetta, who was not eligible to participate in our Executive Incentive Compensation Plan in fiscal 2012, could earn based upon the attainment of the various target levels of Operating Income, which percentages remained the same as those established for fiscal 2011.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	0%	60%	100%
W. Kerry Jackson	0%	60%	100%
Timothy T. Baker	0%	60%	100%
Kathy A. Yearwood	0%	40%	60%
Mark L. Lemond	0%	80%	125%

The minimum threshold for fiscal 2012 was selected as 80% of the Operating Income achieved in fiscal 2011, or $34.4 million. In setting the minimum threshold, the Committee considered, among other factors, the near record financial results achieved by the Company in fiscal 2011, the additional cost to be incurred by the Company to accelerate store growth during fiscal 2012 and the continued uncertainty of the U.S. and global economies. If the minimum threshold was met, the Executives would earn an escalating bonus, as a percentage of their base salary, as the fiscal 2012 Operating Income exceeded the threshold amount.  Upon the attainment of the target Operating Income for fiscal 2012, or $50.5 million, a 17% increase over Operating Income recorded in fiscal 2011, each Executive would earn their target bonus.  With the attainment of 120% of the target Operating Income, or $60.6 million, a 41% increase over fiscal 2011 Operating Income, each Executive would earn his or her maximum allowable bonus under the Executive Incentive Compensation Plan.

Our fiscal 2012 Operating Income was $50.4 million, or less than 1% below target. As a result, under the plan, each Executive earned the following bonus:

Name	Bonus Earned	Percentage of Base Salary
Clifton E. Sifford	$287,215	59.8%
W. Kerry Jackson	$278,240	59.8%
Timothy T. Baker	$272,256	59.8%
Kathy A. Yearwood	$81,777	39.8%

On March 27, 2013, the Committee reviewed our financial results and approved the payments as earned under the Executive Incentive Compensation Plan. Pursuant to the terms of the Separation and Release Agreement we entered into with Mr. Lemond in connection with his retirement, as described below under “Retirement Compensation – Mark L. Lemond,” Mr. Lemond did not receive a payout for fiscal 2012 under our Executive Incentive Compensation Plan.

As part of Mr. Scibetta’s new hire compensation arrangement, he was provided a one-time new hire cash sign-on bonus in the amount of $50,000. This payment was intended primarily as an inducement to compensate for the incentive compensation he forfeited to join us. Mr. Scibetta will be eligible to participate in the Executive Incentive Compensation Plan beginning in fiscal 2013.

Long-Term Equity Based Incentives

Incentive awards are granted pursuant to the 2000 Stock Plan at the discretion of the Committee. The Committee relies in large part on the recommendation of our Chairman and our Chief Executive Officer in determining the number of incentive awards to be granted to Executives. With the exception of new employees and promotions, incentive awards are typically granted on an annual basis at the Committee’s regularly scheduled meeting in March of each year. This meeting is scheduled in advance and occurs before the release of our fourth quarter and annual earnings.

Based on the recommendation of our Chairman and our former Chief Executive Officer, the Committee, at its March 2012 meeting, granted an aggregate of 122,250 shares of performance-based restricted stock to the Executives as follows:

Name	Shares Awarded
Clifton E. Sifford	25,500
W. Kerry Jackson	25,500
Timothy T. Baker	25,500
Kathy A. Yearwood	8,250
Mark L. Lemond	37,500

An additional 117,750 shares were granted to other members of management. One-third of these restricted shares vest upon the attainment of annual earnings per diluted share of $1.31, the earnings per diluted share achieved for fiscal 2011; one-third vest upon the attainment of annual earnings per diluted share of $1.39, a 6% increase over the prior tier; and one-third vest upon the attainment of annual earnings per diluted share of $1.53, a 10% increase over the prior tier. Multiple tranches of these restricted shares may vest in a given year. Any restricted shares that are unvested after six fiscal years will be forfeited. Our Chairman and our former Chief Executive Officer based their recommendation for the March 2012 restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. Under the terms of the 2000 Stock Plan, Mr. Lemond's retirement in October 2012 resulted in his forfeiture of the 37,500 shares granted to him in March 2012.

In light of the promotions associated with the senior leadership transition and the additional responsibilities assumed by Messrs. Sifford, Jackson and Baker, the Committee granted 33,400 shares of restricted stock to Mr. Sifford, 29,200 shares of restricted stock to Mr. Jackson and 20,900 shares of restricted stock to Mr. Baker, effective on October 27, 2012. The shares of restricted stock will vest in full on October 27, 2017, provided the Executive maintains continuous service with us through such date. The Committee determined to grant these restricted shares with a five-year cliff vesting to encourage the retention of these key executives.

Upon the commencement of his employment with us, the Committee granted an award of 12,500 shares of service-based restricted stock to Mr. Scibetta, which will vest in thirds on the first, second and third anniversary of his employment. This award is consistent with our practice of providing service-based equity compensation to new members of management to encourage their retention.

No other forms of equity-based compensation were awarded to the Executives during fiscal 2012.

Other Benefits

The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits” were not changed from fiscal 2011.

Other than as described above, the compensatory arrangements with Messrs. Sifford, Jackson and Baker were not changed as a result of the transition in our senior leadership. Each of Messrs. Sifford, Jackson and Baker participate in other employee benefit plans and compensation arrangements that are generally available to our officers.

Mr. Scibetta’s new hire compensation arrangement provided for benefits similar to those currently available to our Executives. Mr. Scibetta is also entitled to receive relocation assistance in an amount not to exceed $75,000.

Retirement Compensation – Mark L. Lemond

On October 17, 2012, we announced Mark L. Lemond would be retiring from his positions as President and Chief Executive Officer and Director effective October 27, 2012. The following occurred in connection with his retirement:

•	We entered into a Separation and Release Agreement under which Mr. Lemond received a lump sum cash severance payment of $1,000,000. The Committee determined to pay the cash severance as recognition of Mr. Lemond’s loyal service and contributions to Shoe Carnival over the past 25 years, including 16 years as President and Chief Executive Officer. Additionally, we agreed to pay the monthly costs of health and dental plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act for up to 18 months on Mr. Lemond's behalf. Mr. Lemond was allowed to retain the use of a Company-leased automobile through December 31, 2012.

•	In accordance with the terms of Mr. Lemond’s Amended and Restated Employment and Noncompetition Agreement, entered into on December 11, 2008, Mr. Lemond received an additional lump sum cash payment of $425,000 in addition to all accrued but unpaid compensation as of the date of his retirement.

•	As part of the Separation and Release Agreement, Mr. Lemond reaffirmed the post-employment restrictions in his employment agreement. This includes the agreement by Mr. Lemond not to contribute his knowledge and abilities to any business or entity in competition with us for a period of two years following termination of his employment, agreements with respect to our confidential and proprietary information, and his agreement not to disparage the Company, to cooperate in the transition and to release the Company from any claims related to his employment and retirement.

•	Under the terms of the 2000 Stock Plan, Mr. Lemond's retirement resulted in the forfeiture of 77,500 shares of unvested restricted stock, including the 37,500 shares of unvested restricted stock he was awarded in fiscal 2012. None of his outstanding vested stock options were affected by his retirement.

Fiscal 2013 Executive Compensation Decisions

The Committee met on March 27, 2013 and completed its review and approval of the fiscal 2013 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year internal goals and objectives and set Executive compensation levels for fiscal 2013 based on this evaluation. This process was consistent with that performed in March 2012.

The Committee established the following with respect to Executive compensation for fiscal 2013:

1.	The base salary for each Executive was set as follows:

Name	Base Salary	Percentage Increase
Clifton E. Sifford	$575,000	4.5%
W. Kerry Jackson	$520,000	0%
Timothy T. Baker	$500,000	0%
Carl N. Scibetta	$350,000	0%
Kathy A. Yearwood	$215,000	4.9%

The two salary increases were made to keep each of their salaries competitive and, in the case of Ms. Yearwood, to reflect her increased responsibilities.

2.	The Committee selected our operating income before officer bonus expense (“Operating Income”) as the business criteria for all officers included in the Executive Incentive Compensation Plan and established the minimum threshold, target and maximum performance target levels. These targets attempt to incorporate the known risk factors inherent with the current economic retail climate and present challenges and opportunities facing the Company. The following table reflects the percentage of salary each Executive could earn based upon the attainment of the various target levels of Operating Income and are the same percentages as those established for fiscal 2012.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	0%	80%	125%
W. Kerry Jackson	0%	60%	100%
Timothy T. Baker	0%	60%	100%
Carl N. Scibetta	0%	60%	100%
Kathy A. Yearwood	0%	40%	60%

The minimum threshold for fiscal 2013 was selected as 80% of the Operating Income achieved in fiscal 2012, or $40.4 million. In setting the minimum threshold, the Committee considered, among other factors, the record financial results achieved by the Company in fiscal 2012, the cost to be incurred by the Company to accelerate store growth during fiscal 2013 and the continued uncertainty of the U.S. and global economies. Once the minimum threshold is met, the Executives will earn an escalating bonus, as a percentage of their base salary, as the fiscal 2013 Operating Income exceeds the threshold amount.  Upon the attainment of the target Operating Income for fiscal 2013, or $55.6 million, a 10% increase over Operating Income recorded in fiscal 2012, each Executive would earn their target bonus.  With the attainment of 120% of the target Operating Income, or $66.7 million, a 32% increase over fiscal 2012 Operating Income, each Executive would earn their maximum allowable bonus under the Executive Incentive Compensation Plan.  The Committee, at its March 2014 meeting, will review the Company's financial results against these goals.

3.	Based on the recommendation of our Chairman and our Chief Executive Officer, the Committee granted an aggregate of 87,500 shares of performance-based restricted stock to the Executives as follows:

Name	Shares Awarded
Clifton E. Sifford	30,000
W. Kerry Jackson	20,000
Timothy T. Baker	15,000
Carl N. Scibetta	15,000
Kathy A. Yearwood	7,500

An additional 117,500 shares were granted to other members of management. One-third of these restricted shares vest upon the attainment of annual earnings per diluted share of $1.57, a 10% increase over the earnings per diluted share achieved by the Company in fiscal 2012; one-third vest upon the attainment of annual earnings per diluted share of $1.73, a 10% increase over the prior tier; and one-third vest upon the attainment of annual earnings per diluted share of $1.90, a 10% increase over the prior tier. Multiple tranches of these restricted shares may vest in a given year. Any restricted shares that are unvested after six fiscal years will be forfeited.

Our Chairman and our Chief Executive Officer based their recommendation for the fiscal 2013 restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. No other forms of equity-based compensation have been awarded to the Executives for fiscal 2013.

4.	The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits” were not changed from fiscal 2012, except that the Committee determined to allow Mr. Sifford limited personal use of the Company-provided aircraft.

Determination of Compensation Amounts

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs. Annually, the Committee reviews and approves corporate goals and objectives relevant to Executive compensation, evaluates each Executive’s individual performance as well as their collective performance in light of these goals and objectives, and sets compensation levels based on this evaluation. The Committee believes its obligation is to structure programs that best serve the Company's interests and the interests of our shareholders. The Committee currently consists of three directors, none of whom is a current or former employee and each of whom is deemed independent as defined in the listing standards of NASDAQ.

Regarding most compensation matters, including Executive and director compensation, management provides recommendations to the Committee; however, the Committee does not delegate any of its functions to others in setting compensation. The Committee does not currently utilize external consultants in Executive or director compensation matters; however, the Committee does review comparisons to other retailers compiled by management from publicly available filings.

It is the Committee’s intention to set total Executive compensation at a level to attract and retain a talented and motivated leadership team and balance the perception of other stakeholders that Executive compensation is reasonably competitive. In making compensation decisions, the Committee reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization. Our retail peer group consists of leading apparel retailers with sales greater than $395 million and less than $3.4 billion. Our footwear peer group consists of leading footwear retailers. We do not limit our comparisons to only footwear retailers as our competition for talent falls within a wide range of companies and industries.

The Committee also utilizes a tally sheet to review the total compensation package provided to the Executives for the current and prior four fiscal years, where applicable. The tally sheet sets forth the dollar amounts of all components including base salary, annual cash incentives, long-term equity based incentives, the incremental expense related to the additional level of benefits provided to Executives and perquisites. The tally sheet is supplemented by a summary of stock ownership and other equity interests (both vested and unvested) in the Company as well as a summary of accumulated wealth for each Executive derived from the vesting or exercise of equity incentives. The stock ownership and accumulated wealth of the Executives did not influence the Committee's decision on equity-based compensation awards in fiscal 2012.

Executives are compensated through a combination of short-term compensation components (base salary and annual cash incentives) and long-term equity based incentives. The Committee does not have a specific policy for the allocation of compensation between short and long-term components or cash and equity based compensation. The Committee establishes all performance targets associated with compensation program components in a manner to encourage achievement of increases in shareholder value. In setting total compensation, the Committee applies a consistent approach for all Executives and applies appropriate business judgment in how the standard approach is applied to the facts and circumstances associated with each Executive. Although the Committee reviews compensation data of peer group companies, it does not benchmark the compensation of the Executives utilizing the peer group data. Instead, the Committee only utilizes our peer group data to determine whether the types and amount of Executive compensation are reasonable and competitive in view of the peer group data. The peer group information is compiled by our management and provided to the Committee for its use. Amounts earned by each Executive for fiscal year 2012 and, as applicable, fiscal years 2011 and 2010 are detailed in the Summary Compensation Table following this section.

Our current peer groups are comprised of the following companies:

Retail Companies With Sales Greater Than $395 Million and Less Than $3.4 Billion
Aeropostale, Inc.	Hot Topic, Inc.
Ascena Retail Group, Inc.	Stage Stores, Inc.
Casual Male Retail Group, Inc.	The Buckle, Inc.
Chico’s FAS, Inc.	The Cato Corporation
Destination Maternity Corporation	The Wet Seal, Inc.
Hibbett Sports, Inc.	Urban Outfitters, Inc.

Footwear Companies
Brown Shoe Company, Inc.	K-Swiss Inc.
Collective Brands, Inc.	Nike, Inc.
Columbia Sportswear Company	Skechers U.S.A., Inc.
Crocs, Inc.	Steven Madden, Ltd.
DSW Inc.	The Finish Line, Inc.
Foot Locker, Inc.	Wolverine World Wide, Inc.
Genesco Inc.	.

Termination and Change in Control Arrangements

We have entered into an employment and noncompetition agreement with each of our Executives, which specifies various payments to be made to the Executive in the event their employment is terminated, including upon a qualifying termination following a change in control. The type and amount of payments vary by Executive and the nature of the termination. We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

Each of Messrs. Sifford, Jackson and Baker had previously entered into an Amended and Restated Employment and Noncompetition Agreement with us dated December 11, 2008. These agreements were not modified as a result of the senior leadership transition. Ms. Yearwood entered into an Employment and Noncompetition Agreement with us on April 7, 2011. Mr. Scibetta entered into an Employment and Noncompetition Agreement, similar in form and content to those of the other Executives, on December 4, 2012.

Further information on termination and change in control arrangements, including information on compensation paid to Mr. Lemond upon his retirement, is contained under the section “Termination and Change in Control Arrangements.”

Deductibility of Compensation and Other Related Issues

Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to an Executive to the extent such compensation exceeds $1 million per officer in any fiscal year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “qualified performance-based compensation.” Our Committee believes that tax deductibility is an important factor when evaluating executive compensation and has taken steps to provide that these exceptions will generally apply to incentive compensation paid to the Executives. However, our Committee may exercise its discretion to provide base salaries or other compensation that may not be fully tax deductible to us. In fiscal 2012, a substantial portion of Mr. Lemond’s retirement compensation was non-deductible.

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements.  Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation.  If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture.  We have made modifications to our plans and our employment and noncompetition agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws. Our Committee has not adopted at this time any additional forfeiture provisions for incentive compensation.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act. Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013 and in our proxy statement for the 2013 annual meeting of shareholders for filing under the Exchange Act.

Compensation Committee

Gerald W. Schoor (Chair)

Kent A. Kleeberger

Joseph W. Wood

Compensation-Related Risk Assessment

In March 2013, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices. As part of the Compensation Committee’s review, it specifically noted the following factors that reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.

•	There is a balanced mix of cash and equity and annual and longer-term incentive compensation.

•	While the performance criteria used under our Executive Incentive Compensation Plan has historically been operating income achieved in a particular fiscal year, the overall compensation of our Executives is not overly weighted toward this annual measurement period.

•	Our Executive Incentive Compensation Plan has payouts at multiple levels of performance. Assuming achievement of at least a minimum level of performance, payouts under the plan result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach. The maximum bonus percentage payable under the Executive Incentive Compensation Plan is also currently capped at percentages ranging from 60% to 125% of the Executives’ annualized base salary to protect against disproportionately large shorter-term incentives.

•	The Compensation Committee has the discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

•	We currently do not grant stock options to our Executives.

•	The performance-based restricted stock awards granted to our Executives vest based on our attainment of certain earnings per diluted share targets, aligning the interests of our Executives with those of our shareholders.

Some of our non-executive employees are eligible to receive bonus and equity awards.  With respect to the non-executive employees who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking. For those non-executive employees who are eligible to receive time-based equity awards, the equity awards typically vest over three years.

Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with our long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain.  As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by our current President and Chief Executive Officer, Chief Financial Officer, each of our three other most highly compensated executive officers based on total compensation earned in fiscal 2012 and Mark L. Lemond, our former President and Chief Executive Officer (our “Executives”).

Name and Principal Position	Fiscal Year (1)	Salary	Bonus (2)	Stock Awards (3)	Option Awards	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Clifton E. Sifford,	2012	$495,769	$-	$1,259,941	$-	$287,215	$139,491	$2,182,416
President and Chief Executive Officer and	2011	460,000	-	383,400	-	110,390	42,882	996,672
Chief Merchandising Officer*	2010	440,000	-	258,000	-	330,000	42,757	1,070,757

W. Kerry Jackson,	2012	$477,308	$-	$1,158,091	$-	$278,240	$139,862	$2,053,501
Senior Executive Vice President - Chief	2011	445,000	-	357,840	-	106,790	54,185	963,815
Operating and Financial Officer and Treasurer	2010	425,000	30,000	258,000	-	318,750	51,474	1,083,224

Timothy T. Baker,	2012	$465,000	$-	$956,816	$-	$272,256	$129,599	$1,823,671
Executive Vice President - Store	2011	435,000	-	306,720	-	104,390	57,693	903,803
Operations	2010	425,000	-	258,000	-	318,750	49,099	1,050,849

Carl N. Scibetta,	2012	$47,115	$50,000	$280,000	$-	$-	$26,370	$403,485
Executive Vice President - General Merchandise Manager**

Kathy A. Yearwood,	2012	$204,760	$-	$145,585	$-	$81,777	$35,359	$467,481
Senior Vice President - Controller and	2011	192,500	13,054	127,800	-	26,946	14,830	375,130
Chief Accounting Officer	2010	175,000	20,000	75,250	-	78,750	15,133	364,133

Mark L. Lemond,	2012	$687,827	$-	$661,751	$-	$-	$1,578,742	$2,928,320
Former President and Chief Executive	2011	775,000	-	511,200	-	278,974	135,919	1,701,093
Officer ***	2010	725,000	-	387,000	-	725,000	91,401	1,928,401

*	On October 17, 2012, our Board appointed Mr. Sifford, who was then serving as Executive Vice President – General Merchandise Manager, to serve as our President and Chief Executive Officer effective October 27, 2012 following Mr. Lemond’s retirement. Mr. Sifford was also appointed Chief Merchandising Officer and to serve as a director on our Board effective October 27, 2012.
**	Mr. Scibetta began his employment with us on December 3, 2012 and was designated by our Board as an executive officer.
***	Mr. Lemond retired as President and Chief Executive Officer and as a director effective October 27, 2012.
(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal year 2012 was a 53-week year. Fiscal years 2011 and 2010 were each 52-week years.

(2)

For fiscal 2012, the amount for Mr. Scibetta represented a one-time new hire cash sign-on bonus in the amount of $50,000. This payment was primarily intended as an inducement to compensate him for the incentive compensation he forfeited to join us.

For fiscal 2011, the amount for Ms. Yearwood represented a discretionary cash bonus earned in recognition of her efforts on special projects during fiscal 2011. The bonus was awarded and paid in fiscal 2012.

For fiscal 2010, the amounts for Mr. Jackson and Ms. Yearwood represent discretionary cash bonuses awarded and paid in fiscal 2010 for their work on a special project.

(3)

Amounts reflect the aggregate grant date fair value of service-based and performance-based restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of any performance-based award was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date.

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended February 2, 2013.

Under the terms of the 2000 Stock Plan, Mr. Lemond's retirement in October 2012 resulted in his forfeiture of the 37,500 shares of performance-based restricted stock granted to him in March 2012 with a grant date fair value of $661,751.

(4)

Operating Income achieved for fiscal 2012 was less than 1% below target. Under the provisions of our Executive Incentive Compensation Plan, this achievement entitled Messrs. Sifford, Jackson and Baker to receive a bonus of approximately 60% of each of their respective base salaries and Ms. Yearwood to receive a bonus of approximately 40% of her base salary. Under the terms of Mr. Lemond’s employment agreement, he was not entitled to receive a payout under the Executive Incentive Compensation Plan, as he retired prior to the end of fiscal 2012. Mr. Scibetta was not eligible to participate in the Executive Incentive Compensation Plan in fiscal 2012, as he was not employed with us at the beginning of fiscal 2012 when our Board established the performance measures. See “Compensation Discussion and Analysis – Fiscal 2012 Compensation Decision – Annual Cash Incentives” for further discussion.

Operating Income for fiscal 2011 exceeded the established bonus threshold by 18.8%. Under the provisions of our Executive Incentive Compensation Plan, this achievement entitled Messrs. Sifford, Jackson and Baker to receive a bonus of 24% of each of their respective base salaries, Ms. Yearwood to receive a bonus of 14% of her base salary and Mr. Lemond to receive a bonus of 36% of his base salary.

Operating Income for fiscal 2010 exceeded that achieved by the Company in fiscal 2009 by 69%. Under the provisions of our Executive Incentive Compensation Plan, this achievement entitled Messrs. Sifford, Jackson and Baker to receive the Maximum bonus of 75% of each of their respective base salaries, Ms. Yearwood to receive the Maximum bonus of 45% of her base salary and Mr. Lemond to receive the Maximum bonus of 100% of his base salary.

(5)	We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide Executives with other executive benefit programs and perquisites. Perquisites and personal benefits received by the Executives in fiscal 2012 included:

•	Reimbursements under our Executive medical plan;
•	The cost of the Executive’s leased automobile or an automobile allowance, except for Ms. Yearwood;
•	For Mr. Scibetta, relocation assistance; and
•	For Mr. Lemond, prior to his retirement, limited personal utilization of the Company-provided aircraft which value is based on incremental cost of utilization.

In fiscal 2012, no Executive except Mr. Lemond received an individual perquisite in excess of $25,000. Prior to his retirement, Mr. Lemond was reimbursed $42,037 under our Executive medical plan and the incremental cost for his utilization of the Company-provided aircraft totaled $52,170.

The amounts in this column for fiscal 2012 also include matching contributions made by us under our 401(k) and deferred compensation plans, the discount on the Executive’s purchases under the Employee Stock Purchase Plan, premiums on the Executive’s life and long-term disability insurance and cash dividends paid to our Executives on the shares of non-vested restricted stock that they held on the record date for each such dividend, which cash dividends were subject to applicable federal, state and local income tax withholdings.. These amounts are detailed in the following table.

	401(k) Match	Deferred Compensation Plan Match	Discount under the Employee Stock Purchase Plan	Life Insurance Premiums	Long-term Disability Insurance Premiums	Cash Dividends on Non-Vested Restricted Stock
Clifton E. Sifford	$4,900	$19,919	$882	$594	$1,000	$97,170
W. Kerry Jackson	$5,032	$23,892	$-	$594	$1,000	$91,035
Timothy T. Baker	$4,900	$23,304	$882	$594	$1,000	$78,870
Carl N. Scibetta	$-	$1,121	$-	$-	$-	$13,125
Kathy A. Yearwood	$3,472	$9,790	$882	$573	$507	$19,263
Mark L. Lemond	$3,964	$24,896	$882	$495	$750	$7,750

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in connection with Mr. Lemond’s retirement, the following amounts have been included for him in this column:

•	We entered into a Separation and Release Agreement with Mr. Lemond, under which he received a lump sum cash severance payment of $1,000,000.
•	In accordance with his employment agreement, Mr. Lemond received an additional lump sum cash payment of $425,000.
•	Under the Separation and Release Agreement, we agreed to pay the monthly costs of health and dental plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act for up to 18 months on Mr. Lemond’s behalf. These costs totaled $4,704 for the remainder of fiscal 2012.
•	Mr. Lemond was also allowed to retain the use of a Company-leased automobile through December 31, 2012 at an incremental cost to us of $1,756.

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (3)
Clifton E. Sifford	03/19/12					25,500		$449,991
	03/19/12	$-	$288,000	$480,000
	10/27/12					33,400		$809,950
W. Kerry Jackson	03/19/12					25,500		$449,991
	03/19/12	$-	$279,000	$465,000
	10/27/12					29,200		$708,100
Timothy T. Baker	03/19/12					25,500		$449,991
	03/19/12	$-	273,000	455,000
	10/27/12					20,900		$506,825
Carl N. Scibetta	12/03/12					12,500		$280,000
Kathy A. Yearwood	03/19/12					8,250		$145,585
	03/19/12	$-	$82,000	$123,000
Mark L. Lemond	03/19/12					37,500		$661,751
	03/19/12	$-	$648,000	$1,012,500

(1)	Represents the amount each Executive could have earned based upon the attainment of various target levels of Operating Income under the Executive Incentive Compensation Plan. The material terms of the Executives' bonus awards under the Executive Incentive Compensation Plan are described in the section “Compensation Discussion and Analysis - Fiscal 2012 Compensation Decisions - Annual Cash Incentives.” For fiscal 2012, each Executive, except for Mr. Lemond and Mr. Scibetta, earned a bonus, as a percentage of their base salary, under the Executive Incentive Compensation Plan based on the Company achieving Operating Income in excess of the defined Threshold. Under the terms of Mr. Lemond’s employment agreement, he was not entitled to receive a payout under the Executive Incentive Compensation Plan, as he retired prior to the end of fiscal 2012. Mr. Scibetta was not eligible to participate in the Executive Incentive Compensation Plan in fiscal 2012, as he was not employed with us at the beginning of fiscal 2012 when the performance measures were established by our Board.

(2)	During fiscal 2012, the following awards were made to certain Executives:

•	On March 19, 2012, the Executives, then serving as employees, were granted shares of performance-based restricted stock under the 2000 Stock Plan as part of our annual compensation determination process.
•	On October 17, 2012, the Compensation Committee granted Messrs. Sifford, Jackson and Baker shares of service-based restricted stock under the 2000 Stock Plan, effective October 27, 2012, to encourage the retention of these key executives.
•	On December 3, 2012, Mr. Scibetta was granted shares of service-based restricted stock under the 2000 Stock Plan upon commencement of his employment with us.

Additionally, under the terms of the 2000 Stock Plan, Mr. Lemond's retirement in October 2012 resulted in his forfeiture of the 37,500 shares of performance-based restricted stock granted to him on March 19, 2012.

The material terms of these restricted stock grants are described in the section “Compensation Discussion and Analysis - Fiscal 2012 Compensation Decisions - Long-Term Equity Based Incentives.”

(3)	The grant date fair value assigned to these shares was calculated using the closing market price of our common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards for each Executive at the most recent fiscal year ended February 2, 2013.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Clifton E. Sifford
	03/13/07						6,000	$123,000
	03/15/11						22,500	$461,250
	03/19/12						25,500	$522,750
	10/27/12				33,400	$684,700
W. Kerry Jackson
	03/13/07						6,000	$123,000
	03/15/11						21,000	$430,500
	03/19/12						25,500	$522,750
	10/27/12				29,200	$598,600
Timothy T. Baker
	03/13/07						6,000	$123,000
	03/15/11						18,000	$369,000
	03/19/12						25,500	$522,750
	10/27/12				20,900	$428,450
Carl N. Scibetta
	12/03/12				12,500	$256,250
Kathy A. Yearwood
	03/13/07						1,000	$20,500
	03/15/11						7,500	$153,750
	03/19/12						8,250	$169,125

(1)

On October 17, 2012, the Compensation Committee granted Messrs. Sifford, Jackson and Baker shares of service-based restricted stock, effective October 27, 2012. These shares will vest in full on October 27, 2017, provided the Executive maintains continuous service with us through such date.

Upon the commencement of his employment with us, the Compensation Committee granted Mr. Scibetta an award of 12,500 shares of service-based restricted stock, which will vest in thirds on the first, second and third anniversary of his employment.

(2)	The value of the shares that have not vested was computed utilizing $20.50, the closing price of our common stock on Friday, February 1, 2013.

(3)

•  On March 13, 2007, 147,000 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 87,000 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2010 resulted in the vesting of two-thirds of the shares on March 31, 2011. The remaining annual earnings per share target for the third tier were not achieved during fiscal 2012, and the remaining unvested shares were forfeited and returned to us on April 1, 2013.

•  On March 15, 2011, 202,500 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 99,000 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award have yet to vest. Any restricted shares that are unvested after six years will be forfeited and returned to us.

•  On March 19, 2012, 240,000 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 122,250 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2012 resulted in the vesting of two-thirds of the shares on March 31, 2013.

•  Under the terms of the 2000 Stock Plan, Mr. Lemond's retirement in October 2012 resulted in his forfeiture of the 77,500 shares of non-vested restricted stock previously granted to him.

Option Exercises and Stock Vested in Fiscal 2012

The following table sets forth for each Executive information with respect to the value realized upon the exercise of options or the vesting of stock during the fiscal year ended February 2, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Clifton E. Sifford	-	$-	-	$-
W. Kerry Jackson	-	$-	-	$-
Timothy T. Baker	12,499	$111,074	-	$-
Kathy A. Yearwood	3,750	$40,625	-	$-
Mark L. Lemond	187,500	$1,965,312	-	$-

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans including our 2000 Stock Plan, Outside Directors Stock Option Plan and the Employee Stock Purchase Plan. All information is as of February 2, 2013.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	35,572	$9.12	1,216,920	(2)
Equity compensation plans not approved by security holders (3)	3,000	$10.29	16,500

Total	38,572	$9.21	1,233,420

(1)	Includes the 2000 Stock Plan and the Employee Stock Purchase Plan.

(2)	Includes 1,080,827 shares available for future issuance as stock options or restricted stock under the 2000 Stock Plan and 136,093 shares available for future issuance under the Employee Stock Purchase Plan.

(3)	Represents our Outside Directors Stock Option Plan, which has been approved by our Board but was not required to be approved by our shareholders. The plan called for each non-employee director to be granted on April 1 of each year an option to purchase 1,000 shares of our common stock at the market value on the date of the grant. The options vest six months from the date of grant and expire ten years from the date of grant. No grants have been made since fiscal 2004 under this plan, and it is currently the intention of the Board not to grant stock options under this plan in the future.

Equity Based Compensation – Narrative Discussion

Our Board and shareholders approved the 2000 Stock Plan, effective June 8, 2000. Subsequent to its initial approval, the following amendments have been made:

•	The 2000 Stock Plan initially reserved 1,000,000 shares of our common stock for stock option and restricted stock grants, and on June 11, 2004, the 2000 Stock Plan was amended to increase the number of shares reserved for issuance to 1,500,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock).

•	On June 14, 2005, the 2000 Stock Plan was amended to include our non-employee directors as individuals eligible to receive awards; to stipulate that the exercise price of all options granted may not be less than the fair market value of our common stock on the date that the option is granted; and to delete the provision permitting loans to participants.

•	On June 12, 2008, the 2000 Stock Plan was further amended to increase the number of shares of our common stock reserved for issuance from 1,500,000 to 2,000,000 and extended the term of the plan until the later of ten years from the date of adoption of the plan by our shareholders or the approval of any amendment of the plan by our shareholders.

•	On October 8, 2008, the Board adopted and approved an amendment to the 2000 Stock Plan to modify the change in control provisions and to provide that upon a change in control, any shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, will become fully vested in the participants.
•	On December 9, 2010, the 2000 Stock Plan was further amended by the Board to modify the definition of a change in control.
•	Pursuant to the provisions of the 2000 Stock Plan, in connection with, and to give effect to, the three-for-two stock split of the shares of our common stock, which was effected in the form of a stock dividend during April 2012, the Compensation Committee adjusted (1) the total number of shares of our common stock reserved and available for issuance under the 2000 Stock Plan from 2,000,000 to 3,000,000 and (2) the total number of shares which may be granted to a participant in any calendar year under all forms of awards under the 2000 Stock Plan from 300,000 to 450,000.
•	On June 14, 2012, the 2000 Stock Plan was amended to increase the number of shares reserved for issuance from 3,000,000 to 3,900,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). The 2000 Stock Plan was also amended to modify the definition of a change in control and revise the provision governing the payment of dividends on shares of restricted stock.

The Compensation Committee administers and grants incentive awards under the 2000 Stock Plan. The 2000 Stock Plan provides for the grant to our officers, other key employees, and non-employee directors of incentive awards in the form of stock options or restricted stock. Stock options granted under the plan may be either options intended to qualify for federal income tax purposes as “incentive stock options” or options not qualifying for favorable tax treatment (“nonqualified stock options”).

Nonqualified Deferred Compensation

The following table sets forth for each Executive information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during fiscal 2012 along with the ending account balance at February 2, 2013.

	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals and Distributions (4)	Aggregate Balance at Last Fiscal Year End
Clifton E. Sifford	$71,922	$19,919	$48,148	$-	$856,998
W. Kerry Jackson	$61,176	$23,892	$6,381	$-	$560,256
Timothy T. Baker	$100,024	$23,304	$65,581	$-	$915,015
Carl N. Scibetta	$2,242	$1,121	$59	$-	$3,421
Kathy A. Yearwood	$71,190	$9,790	$5,280	$-	$463,616
Mark L. Lemond	$76,923	$24,896	$106,927	$299,701	$837,564

(1)	The amounts are included in the Salary column in the Summary Compensation Table for fiscal 2012.

(2)	The amounts are included in the All Other Compensation column in the Summary Compensation Table for fiscal 2012.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

(4)	Under the terms of his employment agreement, Mr. Lemond was subject to a six-month waiting period for certain distributions from our nonqualified deferred compensation plan. We will distribute his account balance to him during April 2013, based on the valuation as made by our third-party administrator. His account will continue to be credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by him, which are similar to those available under our 401(k) plan.

Non-Equity Based Compensation – Narrative Discussion

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan. On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan. The primary savings mechanism is a 401(k) plan. Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 8 of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

In fiscal 2000, we established a nonqualified deferred compensation plan for certain highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

•	Participants elect on a calendar year basis to defer, on a pre-tax basis, portions of their current base salary and bonus until retirement, or earlier if so elected, up to a maximum of $100,000 per calendar year.

•	The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan. These services are provided by a third-party provider.

•	While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one or two year vesting requirements depending on the length of service of the participant.

•	Benefits are paid out upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.

•	Designated future in-service distributions may be taken two years after the year of deferral and must be requested at a minimum of two years in advance. The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

•	The plan is currently unfunded.

Termination and Change in Control Arrangements

Clifton Sifford, Kerry Jackson, Timothy Baker and Carl Scibetta

On December 11, 2008, we entered into Amended and Restated Employment and Noncompetition Agreements with Clifton Sifford, Kerry Jackson and Timothy Baker. The Agreements amended and restated similar agreements entered into with these individuals as of December 31, 2006. On December 4, 2012, we entered into an Employment and Noncompetition Agreement with Carl Scibetta.  Mr. Scibetta’s agreement is similar in form and content, except that it does not include any tax gross-up provisions.  These documents hereinafter are referred to collectively as the “Agreements."

The terms of the Agreements are through January 31, 2014 (such terms, including any extension are referred to as the “Terms”). The Agreements are subject to early termination as provided in the Agreements. The Agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term. No such notification was given by any party prior to February 1, 2013.

The Agreements provide for an annual base salary and entitle Messrs. Sifford, Jackson, Baker and Scibetta to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time. Such Executives are also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under each of the Agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause. Each such Executive may terminate employment voluntarily or with good reason.

Under the Agreements, “cause” is defined as any one or more of the following actions by the respective Executive:

•	conviction for a felony or other crime involving moral turpitude;

•	engaging in illegal conduct or gross misconduct which is injurious to us;

•	engaging in any fraudulent or dishonest conduct in their dealings with, or on behalf of, us;

•	failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom each Executive reports, and for Mr. Sifford our Board, if such failure or refusal continues for a period of 10 days after we deliver to such Executive a written notice stating the instructions which such Executive has failed or refused to follow;

•	material breach of any of his obligations under the Agreement;

•	material breach of our policies;

•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or

•	engaging in any conduct tending to bring us into public disgrace or disrepute.

In addition, “good reason” is defined as the occurrence, without the Executive's written consent, of a material reduction by us in the Executive's base salary.

The following tables set forth the estimated payout each such Executive would receive from us under each of the specific triggering events and assumes that the triggering event took place on February 2, 2013, the last day of our most recently completed fiscal year.

Clifton Sifford

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$302,500	$-	$-
Cash severance (2)	-	825,000	-	1,705,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	28,200	-	28,200
Restricted stock, accelerated vesting (5) (6)	36,974	-	-	1,791,700
Excise tax, including gross up (7)	-	-	-	1,322,260
Total	$36,974	$1,155,700	$-	$4,849,660

Kerry Jackson

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$286,000	$-	$-
Cash severance (2)	-	780,000	-	1,612,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	28,200	-	28,200
Restricted stock, accelerated vesting (5) (6)	32,324	-	-	1,674,900
Excise tax, including gross up (7)	-	-	-	1,226,108
Total	$32,324	$1,094,200	$-	$4,543,708

Timothy Baker

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$275,000	$-	$-
Cash severance (2)	-	750,000	-	1,550,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	28,200	-	28,200
Restricted stock, accelerated vesting (5) (6)	23,136	-	-	1,443,200
Excise tax, including gross up (7)	-	-	-	1,098,603
Total	$23,136	$1,053,200	$-	$4,122,503

Carl Scibetta

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$192,500	$-	$-
Cash severance (2)	-	525,000	-	1,085,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	28,200	-	28,200
Restricted stock, accelerated vesting (5) (6)(8)	25,741	256,250	-	256,250
Total	$25,741	$1,001,950	$-	$1,371,950

(1)	The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of each Executive's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to the Executive's base salary as of February 2, 2013.

(2)	The cash severance for termination without cause or by employee for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs. If within two years following a change in control, the Executive is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of each Executive’s current base salary for the fiscal year in which the qualifying termination occurs. In this table, the annual base salary is equivalent to the Executive's base salary as of February 2, 2013.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control.

(4)

Upon a termination without cause, by employee for good reason or a qualifying termination following a change in control, each Executive would be paid in a lump sum within 30 days of termination an amount equal to 18 times the monthly COBRA premium rate. Messrs. Sifford, Jackson and Baker also would be paid in a lump sum within 30 days of termination an amount equal to any additional state and federal taxes each will incur as a result of the lump sum payment. Mr. Scibetta’s Agreement does not include a provision for reimbursement of taxes.

(5)	The 2000 Stock Plan, under which our restricted stock was issued, includes a provision that upon death or disability, each Executive would be entitled to a ratable portion of their service-based restricted stock awards based on the period of service completed as of the termination date as a percentage of the total vesting period. In this example, the value was calculated by taking the number of unvested shares of service-based restricted stock held by each Executive on February 2, 2013, multiplied by a fraction, the numerator of which is the number of days elapsed between the effective date of the grant and February 2, 2013 and the denominator of which is the number of days in the vesting period. The results were then multiplied by $20.50, the closing price of our common stock on February 1, 2013.

(6)	The 2000 Stock Plan, under which our restricted stock was issued, includes a provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code upon a change in control. In this example, the value was calculated by multiplying $20.50, the closing price of our common stock on February 1, 2013, by the number of unvested shares of restricted stock held by each Executive on February 2, 2013.

(7)

If any payment under the Agreements would be subject to the excise tax under Section 4999 of the Internal Revenue Code, Messrs. Sifford, Jackson and Baker would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, Messrs. Sifford, Jackson and Baker would have qualified to receive additional compensation from us to cover excise taxes at February 2, 2013. The taxes have been computed in accordance with Section 280G of the Internal Revenue Code upon a change in control. Mr. Scibetta’s Agreement does not include a provision for additional compensation to cover such taxes, interest and penalties.

(8)	Upon termination by us without cause or by Mr. Scibetta for good reason, his Agreement states that all shares of restricted stock granted to him, which are not intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, shall contain provisions, which shall provide for immediate vesting of the restricted stock. In this example, the value was calculated by multiplying $20.50, the closing price of our common stock on February 1, 2013, by the number of "non-performance based" unvested shares of restricted stock held by him on February 2, 2013.

Other factors material to the Agreements are as follows:

•	The benefits granted to each Executive under the Agreements are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by each Executive not to contribute his knowledge and abilities to any business or entity in competition with us for a period of one year following termination of the Executive’s employment.

•	Notwithstanding any other provision of the Agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

•	In the event we terminate any of these Executives without cause or they terminate for good reason, any stock options issued after December 31, 2006 that would have vested within 12 months of termination would immediately vest. Upon a qualifying termination following a change in control, all stock options issued to each Executive would be exercisable within 90 days of termination. As of February 2, 2013, there were no outstanding options held by our Executives.

Kathy A. Yearwood

On April 7, 2011, we entered into an Employment and Noncompetition Agreement (the “Agreement”) with Kathy A. Yearwood. The term of the Agreement is through January 31, 2014 (such term, including any extension is referred to as the “Term”). The Agreement is subject to early termination as provided in the Agreement. The Agreement shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term.

The Agreement provides for an annual base salary equivalent to Ms. Yearwood's salary for fiscal 2011, subject to adjustment by the Compensation Committee. Ms. Yearwood is entitled to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time and is also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under the Agreement, her employment will terminate upon her death, and may be terminated by us upon her disability, for cause or without cause. Ms. Yearwood may terminate her employment voluntarily at any time or with good reason (defined as a material reduction in base salary) within one year after a change in control.

Under the Agreement, “cause” is defined as any one or more of the following actions:

•	conviction for a felony or other crime involving moral turpitude;

•	engaging in illegal conduct or gross misconduct which is injurious to us;

•	engaging in any fraudulent or dishonest conduct in her dealings with, or on behalf of, us;

•	failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom she reports to, if such failure or refusal continues for a period of 10 days after we deliver to her written notice stating the instructions which she has failed or refused to follow;

•	material breach of any of her obligations under the Agreement;

•	material breach of our policies;

•	use of alcohol or drugs which interferes with the performance of her duties for us or which compromises our integrity or reputation; or

•	engaging in any conduct tending to bring us into public disgrace or disrepute.

The following table sets forth the estimated payout Ms. Yearwood would receive from us under each of the specific triggering events and assumes that the Agreement was in effect on February 2, 2013 and that the triggering event took place on February 2, 2013, the last day of our most recently completed fiscal year.

Kathy A. Yearwood

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause	For Cause or by Employee Voluntarily	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$71,800	$-	$-
Cash severance (2)	-	205,000	-	461,250
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	6,500	-	9,750
Restricted stock, accelerated vesting (5)	-	-	-	343,400
Excise tax, including gross up (6)	-	-	-	287,939
Total	$-	$283,300	$-	$1,104,839

(1)	The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 35% of Ms. Yearwood's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to Ms. Yearwood's base salary for fiscal 2012.

(2)	The cash severance for termination without cause would be paid in a lump sum within 30 days of termination in an amount equal to 100% of Ms. Yearwood's current base salary for the fiscal year in which the termination occurs. If within one year of a change in control, she is terminated without cause or terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 225% of Ms. Yearwood's current base salary for the fiscal year in which the termination occurs. In this table, the annual base salary is equivalent to Ms. Yearwood's base salary for fiscal 2012.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control.

(4)	Ms. Yearwood would be paid in a lump sum an amount equal to 12 times the monthly COBRA premium rate within 30 days of termination without cause or an amount equal to 18 times the monthly COBRA premium rate upon a qualifying termination following a change in control.

(5)	The 2000 Stock Plan, under which our restricted stock was issued, includes a provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code upon a change in control. In this example, the value was calculated by multiplying $20.50, the closing price of our common stock on February 1, 2013, by the number of unvested shares of restricted stock held by Ms. Yearwood on February 2, 2013.

(6)	If any payment under the Agreement would be subject to the excise tax under Section 4999 of the Internal Revenue Code, Ms. Yearwood would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, Ms. Yearwood would have qualified to receive additional compensation from us to cover excise taxes at February 2, 2013. The taxes have been computed in accordance with Section 280G of the Internal Revenue Code.

Other factors material to the Agreement are as follows:

•	The benefits granted to Ms. Yearwood under the Agreement are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by Ms. Yearwood not to contribute her knowledge and abilities to any business or entity in competition with us for a period of one year following termination of her employment.

•	Notwithstanding any other provision of the Agreement, upon termination of employment for any reason, Ms. Yearwood shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

•	In the event we terminate Ms. Yearwood without cause, any stock options issued after the date of the Agreement that would have vested within 12 months of termination would immediately vest. In the event of a qualifying termination following a change in control, all stock options issued to Ms. Yearwood would be exercisable within 90 days of termination. Ms. Yearwood did not hold any stock options on February 2, 2013.

Mark L. Lemond

On October 17, 2012, we announced that Mark L. Lemond, would be retiring from his positions as President and Chief Executive Officer and director effective October 27, 2012. The following occurred in connection with his retirement:

•	We entered into a Separation and Release Agreement under which Mr. Lemond received a lump sum cash severance payment of $1,000,000. Additionally, we agreed to pay the monthly costs of health and dental plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act for up to 18 months on Mr. Lemond's behalf. Mr. Lemond was allowed to retain the use of a Company-leased automobile through December 31, 2012.

•	In accordance with the terms of Mr. Lemond’s Amended and Restated Employment and Noncompetition Agreement, entered into on December 11, 2008, Mr. Lemond received an additional lump sum cash payment of $425,000 in addition to all accrued but unpaid compensation as of the date of his retirement.

•	As part of the Separation and Release Agreement, Mr. Lemond reaffirmed the post-employment restrictions in his employment agreement. This includes the agreement by Mr. Lemond not to contribute his knowledge and abilities to any business or entity in competition with us for a period of two years following termination of his employment, agreements with respect to our confidential and proprietary information, and his agreement not to disparage the Company, to cooperate in the transition and to release the Company from any claims related to his employment and retirement.

•	Under the terms of the 2000 Stock Plan, Mr. Lemond's retirement resulted in the forfeiture of 77,500 shares of unvested restricted stock, including the 37,500 shares of unvested restricted stock he was awarded in fiscal 2012. None of his outstanding vested stock options were affected by his retirement.

Compensation of Non-Employee Directors

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended February 2, 2013.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation(3)	Total
James A. Aschleman	$28,693	$17,514	$979	$47,186
William E. Bindley(4)	$13,055	$-	$-	$13,055
Kent A. Kleeberger	$36,750	$17,514	$979	$55,243
Gerald W. Schoor	$37,250	$17,514	$979	$55,743
Joseph W. Wood	$19,429	$17,514	$979	$37,922

(1)	Information on our non-employee directors can be found in “Proposal No. 1 Election of Directors - Nominee and Director Information” as well as in the section “Information Regarding the Board of Directors and Committees.”

(2)	Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with ASC 718. Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended February 2, 2013.

(3)	The amounts in this column represent cash dividends paid to our non-employee directors on the shares of non-vested restricted stock that they held on the record date for each such dividend.

(4)	On March 19, 2012, William E. Bindley, then serving as a director in addition to serving on each of our Board committees, notified our Board of Directors of his decision not to stand for re-election. Mr. Bindley’s term expired as of the June 14, 2012 annual meeting of shareholders where his successor was elected and qualified. His compensation for fiscal 2012 is representative of the fees earned for services rendered prior to the 2012 annual meeting of shareholders.

The annual retainer for each non-employee director is $20,000. In addition to the annual retainer, the Chairman of the Audit Committee receives additional annual compensation of $7,500, while the Chairman of the Compensation Committee and the Chairman of the Nominating Committee each receive $5,000 and the Lead Director receives additional annual compensation of $2,000. Other fees payable include a fee of $1,000 for each meeting of the Board with accompanying Committee meetings attended and a fee of $1,000 for each Committee meeting in which the full Board does not meet or $750 if attendance is by conference call. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. Non-employee directors will annually receive restricted shares valued at $17,500 as of the date of grant under the 2000 Stock Plan. The restrictions on the shares lapse on January 2nd of the year following the year in which the grant was made. No director who is our officer or employee receives compensation for services rendered as a director. During 2012, the Board met eight times.

On March 4, 1999, the Board approved the Outside Directors Stock Option Plan. The plan reserves for issuance 25,000 shares of our common stock (subject to adjustment for stock splits, stock dividends and certain other changes to the common stock). No grants have been made under this plan since fiscal 2004 and it is currently the intention of the Board not to grant stock options under this plan in the future. As of February 2, 2013, our non-employee directors held shares issuable upon the exercise of presently exercisable options granted under the Outside Directors Stock Option Plan as follows: Mr. Schoor and Mr. Kleeberger each held 1,500 options.

The Board adopted, and the shareholders approved on June 14, 2005, amendments to the 2000 Stock Plan to allow non-employee directors to participate. Each non-employee director was awarded 851 shares of restricted stock under the 2000 Stock Plan on June 14, 2012, with a grant date fair value of $17,514 based on the closing market price of our common stock on that day. The restrictions on these shares lapsed on January 2, 2013. At February 2, 2013, no additional shares of restricted stock were held by any of the non-employee directors.

The compensation paid during the fiscal year ended February 2, 2013 to our current and former employee directors, Clifton E. Sifford and Mark L. Lemond, respectively, is included in the Summary Compensation Table.

On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver. As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee. The Audit Committee has approved Mr. Weaver's association with LC Footwear, LLC and PL Footwear, Inc. Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000 and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board. Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company, as he deems necessary or appropriate to perform his duties as Chairman of the Board.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO IMPLEMENT MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN

NON-CONTESTED ELECTIONS

The Board recommends that our shareholders approve an amendment to our articles of incorporation to change the voting standard for the election of directors from a plurality to a majority vote standard in non-contested elections.

The Indiana Business Corporation Law (“IBCL”) provides that, unless otherwise provided in a company’s articles of incorporation, directors are elected by a plurality of the votes cast.  Our articles of incorporation, as amended and restated, are silent with respect to the voting standard required in director elections, so our directors are currently elected by a plurality vote. Under this standard, director nominees with the most votes cast in their favor are elected to the Board, notwithstanding the number of votes withheld against a director nominee. Thus, a director can be elected even though a majority of shares voted oppose his or her election.

To enhance director accountability to our shareholders by giving our shareholders the ability to have a greater impact on the composition of our Board, the Board has authorized, and recommends that our shareholders approve, an amendment to our articles of incorporation that would specify that director nominees in a non-contested election would be elected by a vote of the majority of votes cast with respect to the director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” such director.  The amendment provides that in a contested election – an election in which the number of nominees exceeds the number of directors to be elected – the plurality standard will continue to apply.

If the proposed amendment is approved, a new section will be added to Article V of our articles of incorporation that reads as follows:

“Section 3. Standard for Election of Directors by Shareholders. Except as otherwise set forth in this Article V, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to the director at any shareholders meeting for the election of directors at which a quorum is present, provided that if as of the record date for such meeting the number of director nominees to be considered at the meeting exceeds the number of directors to be elected, each director shall be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted 'for' a director's election must exceed the number of shares voted 'against' that director's election."

If approved, this amendment will become effective upon the filing of articles of amendment of our articles of incorporation with the Indiana Secretary of State.  We would make such a filing promptly after the annual meeting if the amendment were approved. The new majority voting standard would then be applicable to a non-contested election of directors at our 2014 annual meeting of shareholders.

Upon approval of this proposal and the filing of the articles of amendment, the Board will amend our by-laws so that an incumbent director who does not receive the requisite affirmative majority of the votes cast for his or her re-election will immediately tender his or her resignation to the Board. Under the IBCL, an incumbent director who is not re-elected continues to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors. Thus, under a majority vote standard, an incumbent director who fails to receive a majority of votes cast would not be elected, but would continue to serve as a "holdover" director. The amendments to the by-laws that the Board will adopt upon approval of this proposal will further provide that the Board, taking into account the recommendation of the Nominating and Corporate Governance Committee, would determine the appropriate responsive action with respect to the tendered resignation. If the resignation is accepted, the Board may decide to fill any resulting vacancy or decrease the number of directors.

The Board recommends a vote FOR

the proposal to approve an amendment to our articles of incorporation to implement majority voting for the election of directors in non-contested elections.

PROPOSAL NO. 4

RATIFICATION OF OUR independent

registered public accounting firm

The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2013 is recommended by the Audit Committee and will be submitted to a vote at the meeting in order to permit our shareholders to express their approval or disapproval. In the event of a negative vote, a selection of another independent registered public accounting firm will be made by the Audit Committee. A representative of Deloitte is expected to be present at the meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions. Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees And Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for fiscal 2012 and 2011 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2012	2011
Audit fees (1)	$459,400	$454,170
Audit-related fees (2)	$14,025	$13,400
Tax-related fees (3)	$14,675	$36,110
All other fees (4)	$10,705	$44,340

(1)	Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, and fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting.

(2)	Audit-related fees consist of fees related to employee benefit plan audits.

(3)	Tax-related fees consist of services provided to facilitate filing and settlement under various voluntary state tax amnesty programs in addition to consulting on the collection of sales taxes on e-commerce sales.

(4)	All other fees represent expenses related to consultation provided by Deloitte on various items.

Audit Committee Pre-Approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Chairman of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For fiscal 2012, all non-audit services included above were pre-approved. The aggregate amount of all such non-audit services constituted approximately 5% of the total amount of fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. The Company's independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting. The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte. In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”). This discussion included certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as filed with the Securities and Exchange Commission.

Audit Committee
Kent A. Kleeberger (Chair)
James A. Aschleman

Gerald W. Schoor

Joseph W. Wood

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Ethics Code, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s department head (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

Each of the related person transactions that occurred during fiscal 2012, as described below, were reviewed and approved by the Audit Committee in accordance with these policies.

Current Transactions

Mr. J. Wayne Weaver, along with his spouse, own approximately 24.4% of the outstanding shares of our common stock as of April 2, 2013. Mr. Weaver along with Bradley W. Weaver, his son, are members of LC Footwear, LLC with Mr. J. Wayne Weaver serving as the managing member. Both men were shareholders of PL Footwear, Inc., which during December 2007 became a wholly owned subsidiary of LC Footwear, LLC.

We have historically made purchases of women's footwear from LC Footwear, LLC in the ordinary course of business; however, during fiscal 2012, no purchases were made. PL Footwear, Inc., along with others, has served as an import agent for us. Import agents represent us on a commission basis in dealings with shoe factories primarily in mainland China where most of our private label shoes are manufactured. As agents for us, they visit shoe manufacturers, collect shoe samples, submit these samples to us and advise us of market conditions and availability of merchandise. They also help select materials, assist in detailing and quality control and coordinate the production and delivery schedule of a portion of our private label merchandise. Commissions paid to PL Footwear, Inc. were approximately $724,000 in fiscal 2012. During fiscal 2012, both companies ceased a significant portion of their operations, and as a result, we no longer anticipate purchasing merchandise from LC Footwear, LLC or utilizing PL Footwear, Inc. as an import agent. The Audit Committee believes that our past arrangements with LC Footwear, LLC and PL Footwear, Inc. were on terms that were no less favorable to us than could be obtained from unrelated third parties.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 2, 2013, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive, by each non-employee director and director nominee and by all current directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Note	Number of Shares Beneficially Owned (1)	Percent of Class
J. Wayne Weaver and Delores B. Weaver	(2)	4,999,844	24.4%
Clifton E. Sifford	(3)	152,187	*
W. Kerry Jackson	(4)	90,423	*
Timothy T. Baker	(5)	116,268	*
Carl N. Scibetta	(6)	27,500	*
Kathy A. Yearwood	(7)	44,938	*
Mark L. Lemond	(8)	747,423	3.6%
James A. Aschleman		851	*
Kent A. Kleeberger	(9)	11,405	*
Gerald W. Schoor	(10)	20,405	*
Joseph W. Wood		851	*
All current executive officers and directors as a group (10 persons)	(11)	5,464,672	26.7%
Royce & Associates, LLC** 745 Fifth Avenue New York, NY 10151	(12)	3,068,999	15.0%
Dimensional Fund Advisors LP** Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	(13)	1,550,104	7.6%

*	Less than 1%
**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.
(1)	Includes shares subject to options that are presently exercisable (i.e., within 60 days after April 2, 2013).

(2)	J. Wayne and Delores B. Weaver are husband and wife. Their address is 7500 East Columbia Street, Evansville, Indiana 47715. Mr. and Mrs. Weaver each individually own 2,499,922 shares.

(3)	Includes 94,400 shares of restricted stock as to which Mr. Sifford has voting but not dispositive power.

(4)	Includes 78,700 shares of restricted stock as to which Mr. Jackson has voting but not dispositive power.

(5)	Includes 62,400 shares of restricted stock as to which Mr. Baker has voting but not dispositive power.

(6)	Mr. Scibetta has voting but not dispositive power over all 27,500 shares.

(7)	Includes 17,750 shares of restricted stock as to which Ms. Yearwood has voting but not dispositive power.

(8)	Mr. Lemond, our former President and Chief Executive Officer, retired effective October 27, 2012. His beneficial ownership is based on information available to us as of his date of retirement and included 20,662 shares issuable upon the exercise of fully vested and exercisable options and 17,250 shares directly owned by Mr. Lemond's spouse.

(9)	Includes 1,500 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan.

(10)	Includes 4,500 shares held as co-trustee for the benefit of Mr. Schoor's spouse and 1,500 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan.

(11)	Includes 3,000 shares issuable upon the exercise of presently exercisable options and 280,750 shares of restricted stock as to which the individuals have voting but not dispositive power.

(12)	Royce & Associates, LLC is a registered investment advisor and has sole voting and dispositive power with respect to 3,068,999 shares. Various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock. The interest of one account, Royce Pennsylvania Mutual Fund, a registered investment company managed by Royce & Associates, LLC, equaled 1,227,698 shares of our common stock.

(13)	Dimensional Fund Advisors LP is a registered investment advisor and has sole voting power with respect to 1,520,919 shares and sole dispositive power with respect to 1,550,104 shares. All of the indicated shares are owned by advisory clients of the shareholder, and the shareholder disclaims beneficial ownership of such shares.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2014 annual meeting of common shareholders is January 6, 2014.

In order to be considered at the 2014 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary. The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Shoe Carnival, Inc., Board, c/o Lead Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORTS

Our Annual Report to Shareholders for fiscal 2012 accompanies this proxy statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting. Additional copies of our Annual Report on Form 10-K for fiscal 2012 as filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge upon written request to David A. Kapp, Secretary, Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715.

Proxy - Shoe Carnival, Inc.

Proxy Solicited on Behalf of The Board
For The Annual Meeting of Common Shareholders to be held on June 13, 2013

The undersigned appoints Clifton E. Sifford and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana on Thursday, June 13, 2013, at 9:00 a.m., C.D.T., or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominees listed under Proposal 1 and FOR Proposals 2, 3 and 4.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Shoe Carnival, Inc.
Annual Meeting Proxy Card

A.  Proposals – The Board recommends a vote FOR the listed nominees and FOR Proposals 2, 3 and 4.

1.   Election of Directors:

	For	Withhold
01 – Clifton E. Sifford	☐	☐
02 – James A. Aschleman	☐	☐

		For	Against	Abstain
2.	Proposal to approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers.	☐	☐	☐

		For	Against	Abstain
3.	Proposal to approve an amendment to the Company’s articles of incorporation to implement majority voting for the election of directors in non-contested elections	☐	☐	☐

		For	Against	Abstain
4.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2013.	☐	☐	☐

B.  Non-Voting Items

Change of Address – Please print new address below.

C.  Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.